Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 for the registration of securities under the Dominion Transmission and Hope Gas Union Savings Plan, Dominion East Ohio West Ohio Gas Division Union Savings Plan, and Dominion East Ohio Gas Union Savings Plan of our reports dated February 27, 2013, relating to the consolidated financial statements of Dominion Resources, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Dominion Resources, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2012, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia
June 24, 2013